May 7, 2020
CenturyLink, Inc.
Monroe, Louisiana
Ladies and Gentlemen:
We have been furnished with a copy of the quarterly report on Form 10‑Q of CenturyLink, Inc. and subsidiaries (the Company) for the three months ended March 31, 2020, and have read the Company’s statements contained in Note 1 to the consolidated financial statements included herein. As stated in Note 1, the Company changed its method of presenting taxes assessed by a governmental authority that are both imposed on and concurrent with a specific revenue‑producing transaction, including federal and certain state Universal Service Fund (USF) regulatory fees, to present all such taxes on a net basis in its consolidated statement of operations and states the newly adopted accounting principle is preferable in the circumstances because historical and potential future regulatory rate changes outside of the Company’s control result in significant variability in tax and fee revenues that are not indicative of its operating performance. In addition, Note 1 states the Company believes the net presentation provides the most useful and transparent financial information and improves comparability and consistency of financial results. In accordance with your request, we have reviewed and discussed with Company officials the circumstances and business judgment and planning upon which the decision to make this change in the method of accounting was based.
We have not audited any financial statements of the Company as of any date or for any period subsequent to December 31, 2019, nor have we audited the information set forth in the aforementioned Note 1 to the consolidated financial statements; accordingly, we do not express an opinion concerning the factual information contained therein.
With regard to the aforementioned accounting change, authoritative criteria have not been established for evaluating the preferability of one acceptable method of accounting over another acceptable method. However, for purposes of the Company’s compliance with the requirements of the Securities and Exchange Commission, we are furnishing this letter.
Based on our review and discussion, with reliance on management’s business judgment and planning, we concur that the newly adopted method of accounting is preferable in the Company’s circumstances.
Very truly yours,
/s/ KPMG LLP